Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-294072
(To Prospectus dated June 4, 2026,

Prospectus Supplement dated June 4, 2026 and
Product Supplement EQUITY MLI-1 dated September 28, 2026)

265,610 Units $10 principal amount per unit CUSIP No. 13609H233	Pricing Date Settlement Date Maturity Date	October 8, 2026 October 16, 2026 January 3, 2028

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®

■Maturity of approximately 14 months

■If the Index does not change or decreases from the Starting Value to the Ending Value, a positive return of 19.90%

■If the Index increases by no more than 15.00%, a positive return equal to that increase

■If the Index increases by more than 15.00%, 1-to-1 negative return based on increases in the Index beyond a 15.00% increase, subject to the Minimum Redemption Amount of $1.50 per unit, with 85.00% of your principal at risk. You will lose a portion, which could be significant, of your principal amount if the Ending Value increases above the Starting Value by more than 15.00%.

■By purchasing the notes, you are taking the primarily bearish view that the Index will not increase by more than 15.00%

■All payments occur at maturity and are subject to the credit risk of Canadian Imperial Bank of Commerce

■No periodic interest payments

■In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”

■Limited secondary market liquidity, with no exchange listing

■The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY MLI-1.

The initial estimated value of the notes as of the pricing date is $9.703 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-123 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_______________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$10.000	$2,656,100.00
Underwriting discount	$0.175	$ 46,481.75
Proceeds, before expenses, to CIBC	$9.825	$2,609,618.25

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

October 8, 2026

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

Summary

The Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC. The notes will provide you with a Digital Payment if the Ending Value of the Market Measure, which is the Nasdaq-100 Index® (the “Index”), is less than or equal to the Starting Value. If the Ending Value is greater than the Starting Value but less than or equal to the Threshold Value, you will receive a positive return equal to the percentage increase in the Index. If the Ending Value is greater than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes, subject to the Minimum Redemption Amount. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.

The economic terms of the notes (including the Digital Payment) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge and certain service fee described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our pricing models, and was based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.

Terms of the Notes
Issuer:	Canadian Imperial Bank of Commerce (“CIBC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The Nasdaq-100 Index® (Bloomberg symbol: “NDX”), a price return index
Starting Value:	30,725.81
Ending Value:	The closing level of the Index on the calculation day
Digital Payment:	$1.99 per unit, which represents a return of 19.90% over the principal amount.
Threshold Value:	35,334.68 (115.00% of the Starting Value, rounded to two decimal places.)
Minimum Redemption Amount:	$1.50 per unit. If you sell your notes before the maturity date, you may receive less than the Minimum Redemption Amount.
Calculation Day / Maturity Valuation Period:	December 27, 2027
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging-related charge of $0.05 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agent:	BofA Securities, Inc. (“BofAS”)

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-2

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

You will receive per unit:

$10 + Digital Payment

In this case, the return on the notes will be fixed at the return represented by the Digital Payment, regardless of the extent to which the Index decreases.

Is the Ending Value less than or equal to the Starting Value?

Yes

No

You will receive per unit:

Any positive return based on the appreciation of the Index will be limited to 15.00%, due to the fact that the Ending Value will be less than or equal to the Threshold Value in this case.

Is the Ending Value less than or equal to the Threshold Value?

Yes

No

You will receive per unit:

subject to the Minimum Redemption Amount.

In this case, you will receive a payment that is less, and possibly significantly less, than the principal amount per unit. In no event will the Redemption Amount be less than the Minimum Redemption Amount.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

The terms and risks of the notes are contained in this term sheet and in the following:

■Product supplement EQUITY MLI-1 dated September 28, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426029078/form424b5.htm

■Prospectus supplement dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000191870426015691/form424b5.htm

■Prospectus dated June 4, 2026:

https://www.sec.gov/Archives/edgar/data/1045520/000110465926070439/tm267331d5_424b3.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY MLI-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

To the extent the determination of the Redemption Amount and other terms described in this term sheet are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the determination of the Redemption Amount and other terms described in this term sheet shall control.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

■You anticipate that the Index will not increase from the Starting Value to an Ending Value that is above the Threshold Value.

■You are willing to risk a substantial loss of principal if the Ending Value is above the Threshold Value.

■You accept that the return on the notes will be capped.

■You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

■You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

■You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

■You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

■You believe that the Index will increase from the Starting Value to an Ending Value that is above the Threshold Value.

■You seek an uncapped return on your investment.

■You seek 100% principal repayment or preservation of capital.

■You seek interest payments or other current income on your investment.

■You want to receive dividends or other distributions paid on the stocks included in the Index.

■You seek an investment for which there will be a liquid secondary market.

■You are unwilling or are unable to take market risk on the notes, or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-4

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

Hypothetical Payout Profile and Examples of Payments at Maturity

Bear Market-Linked One Look Notes with a Dual Directional Buffer

60.00%
40.00%
20.00%
0.00%
-20.00%
-40.00%
-60.00%
-60%
-45%
-30%
-15%
0%
15%
30%
45%
60%
Return of the Market Measure
Return on the Notes

This graph reflects the returns on the notes, based on the Threshold Value of 115.00% of the Starting Value, the Minimum Redemption Amount of $1.50 per unit and the Digital Payment of $1.99 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a hypothetical Threshold Value of 115.00, the Minimum Redemption Amount of $1.50 per unit, the Digital Payment of $1.99 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value and Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$11.99	19.90%
50.00	-50.00%	$11.99	19.90%
80.00	-20.00%	$11.99	19.90%
90.00	-10.00%	$11.99	19.90%
95.00	-5.00%	$11.99	19.90%
100.00(1)	0.00%	$11.99(2)	19.90%
105.00	5.00%	$10.50	5.00%
110.00	10.00%	$11.00	10.00%
115.00(3)	15.00%	$11.50	15.00%(4)
120.00	20.00%	$9.50	-5.00%
140.00	40.00%	$7.50	-25.00%
160.00	60.00%	$5.50	-45.00%
200.00	100.00%	$1.50(5)	-85.00%
215.00	115.00%	$1.50	-85.00%
250.00	150.00%	$1.50	-85.00%

1)The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 30,725.81, which was the closing level of the Market Measure on the pricing date.

2)This amount represents the sum of the principal amount and the Digital Payment of $1.99 per unit. Your investment return if the Index depreciates is limited to the return represented by the Digital Payment.

3)This is the hypothetical Threshold Value.

4)Any positive return based on the appreciation of the Index cannot exceed 15.00% due to the fact that the Ending Value will be less than or equal to the Threshold Value in this case.

5)The Redemption Amount per unit will not be less than the Minimum Redemption Amount of $1.50 per unit.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-5

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

Redemption Amount Calculation Examples

Example 1
The Ending Value is 215.00, or 215.00% of the Starting Value:
Starting Value:100.00
Threshold Value:115.00
Ending Value:215.00
= $0.00	However, because the Redemption Amount for the notes cannot be less than the Minimum Redemption Amount, the Redemption Amount will be $1.50 per unit

Example 2
The Ending Value is 160.00, or 160.00% of the Starting Value:
Starting Value:100.00
Threshold Value:115.00
Ending Value:160.00
= $5.50	Redemption Amount per unit

Example 3
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:100.00
Ending Value:110.00
= $11.00	Redemption Amount per unit

Example 4
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:100.00
Ending Value:50.00
$10.00 + $1.99 = $11.99

Redemption Amount per unit

In this example, even though the Ending Value is significantly less than the Starting Value, your return on the notes will be limited to the return represented by the Digital Payment.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-6

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY MLI-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

■There is no fixed principal repayment amount on the notes at maturity. If the Ending Value is greater than the Threshold Value, you will lose a portion, which could be significant, of your principal amount.

■Your investment return is limited to the return represented by the Digital Payment if the Ending Value is less than or equal to the Starting Value. Additionally, your potential for a positive return based on the appreciation of the Index will be limited because you will only receive a positive return if the Ending Value is greater than the Starting Value but less than or equal to the Threshold Value. Because the Threshold Value is 115.00% of the Starting Value, any positive return due to the appreciation of the Index will be limited and no greater than 15.00%. Any increase in the Ending Value from the Starting Value by more than 15.00% will result in a loss, rather than a positive return, on the notes. Your investment return may be less than a comparable short or long position in the Index or the stocks included in the Index.

■Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

■Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

■Our initial estimated value of the notes is lower than the public offering price of the notes. The public offering price of the notes exceeds our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-13, are included in the public offering price of the notes.

■Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which was determined by reference to our internal pricing models when the terms of the notes were set. This estimated value was based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the level of the Index, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which MLPF&S, BofAS or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which MLPF&S, BofAS or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

■Our initial estimated value of the notes was not determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate that was used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to have used the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes had an adverse effect on the economic terms of the notes and the initial estimated value of the notes on the pricing date, and could have an adverse effect on any secondary market prices of the notes.

■A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

■Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

■There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

Market Measure-related Risks

■The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

■Investing in the notes will not make you a holder of or grant you any short position in the Market Measure or any of its underlying assets. You will have no rights of a holder of any securities represented by the Index, and you will not be entitled to receive securities, dividends or other distributions by the issuers of those securities.

■While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the companies included in the Index, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Index, and have not verified any disclosure made by any other company.

Tax-related Risks

■The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-52 of product supplement EQUITY MLI-1. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences—Canadian Taxation” in the prospectus, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Additional Risk Factors

The notes are subject to risks associated with investments in securities linked to the value of non-U.S. equity securities.

Some of the equity securities composing the Index are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the notes, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries or global regions, including changes in government, economic and fiscal policies and currency exchange laws. These factors may adversely affect the level of the Index and consequently, the return on the notes.

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Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources, which we have not independently verified. The information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq” or the “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes—Discontinuance of an Index” beginning on page PS-32 of product supplement EQUITY MLI-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

General

The Index includes 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. The Index reflects companies across major industry groups including computer hardware and software, telecommunications, retail/wholesale trade and biotechnology. It does not contain securities of financial companies including investment companies. The Index is reported by Bloomberg under the ticker symbol “NDX.”

Launched in January 1985, the Index represents the largest non-financial domestic and international securities listed on The Nasdaq Stock Market based on market capitalization. The Index is calculated under a modified market capitalization-weighted methodology. The methodology is expected to retain in general the economic attributes of capitalization-weighting while providing enhanced diversification. To accomplish this, Nasdaq reviews the composition of the Index on a quarterly basis and adjusts the weightings of index components using a proprietary algorithm, if certain pre-established weight distribution requirements are not met.

Eligibility Criteria

To be eligible for initial inclusion in the Index, a security must meet the following criteria:

●Eligible security types. Eligible security types generally include American Depositary Receipts, common stocks, ordinary shares, and tracking stocks. Securities of REITs and special purpose acquisition companies are not eligible for index inclusion.

●Multiple classes of securities. If an issuer has multiple security classes listed, all security classes are eligible.

●Eligible exchanges. The securities must be primarily listed on a U.S. Nasdaq-affiliated exchange.

●Industry or sector eligibility. The security must be classified as a non-financial company (any industry other than financials) according to the Industry Classification Benchmark, a product of FTSE International Limited that is used under license.

●Market capitalization eligibility. There is no market capitalization eligibility criterion.

●Liquidity eligibility. Each security must have a minimum average daily traded value of at least $5 million (measured over the last three calendar months).

●Seasoning eligibility. The security must have traded for at least three full calendar months, not including the month of initial listing, on any U.S. Nasdaq-affiliated exchange, New York Stock Exchange (the “NYSE”), NYSE American or CBOE BZX. Eligibility is determined as of the constituent selection reference date, and includes that month. A security that was added to the index as the result of a spin-off event will be exempt from the seasoning requirement.

●Float eligibility criteria. There is no float eligibility criterion, although the modified market capitalization used for weighting purposes imposes a limitation on the weight of low-float securities.

●Other eligibility criteria. The issuer of the security generally may not currently be in bankruptcy proceedings. The issuer of the security generally may not have entered into a definitive agreement or other arrangement that would make it ineligible for index inclusion and where the transaction is imminent as determined by the index management committee.

Index Constituent Selection

A reconstitution is conducted on an annual basis, at which time all eligible issuers, ranked by market capitalization, are considered for index inclusion based on the following order of criteria.

1.The top 75 ranked issuers will be selected for inclusion in the index.

2.Any other issuers that were already members of the index as of the reconstitution reference date and are ranked within the top 100 are also selected for inclusion in the index.

3.In the event that fewer than 100 issuers pass the first two criteria, the remaining positions will first be filled, in rank order, by issuers currently in the index ranked in positions 101-125, as long as they were: (a) ranked in the top 100 at the previous reconstitution or replacement, (b) replacement issuers added since the previous reconstitution, or (c) spin-off issuers added since the previous reconstitution. In the event that fewer than 100 issuers pass the first three criteria, the remaining positions

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-9

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

will be filled, in rank order, by any issuers ranked in the top 100 that were not already members of the index as of the reconstitution reference date.

Index Calculation

The Index is a modified market capitalization-weighted index. The value of the Index equals the aggregate value of the weights of each of the component securities multiplied by each such security’s last sale price, and divided by the divisor of the Index. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude, which is more desirable for reporting purposes. If trading in an index security is halted on its primary listing market, the most recent last sale price for that security is used for all index computations until trading on such market resumes. Likewise, the most recent last sale price is used if trading in a component security is halted on its primary listing market before the market is open.

Index Maintenance

Deletion policy. If, at any time other than an index reconstitution, Nasdaq determines that a component security is ineligible for index inclusion, that component security is removed as soon as practicable.

Replacement policy. Securities may be added to the Index outside of the index reconstitution when there is a deletion. The component security (or all component securities under the same issuer, if appropriate) is replaced as soon as practicable if the issuer in its entirety is being deleted from the Index. The issuer with the largest market capitalization that is not in the Index and that meets all eligibility criteria as of the prior month end will replace the deleted issuer. Issuers that are added as a result of a spin-off are not replaced until after they have been included in a reconstitution.

For pending deletions set to occur soon after an index reconstitution and/or index rebalance effective date, Nasdaq may decide to remove a component security from the index in conjunction with the index reconstitution and/or index rebalance effective date.

Corporate actions. In the periods between scheduled index reconstitution and rebalancing events, individual component securities may be the subject to a variety of corporate actions and events that require maintenance and adjustments to the index.

Index Rebalancing

Under the methodology employed, on a quarterly basis coinciding with Nasdaq’s quarterly scheduled weight adjustment procedures, the component securities are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the Index (i.e., as a 100-stock index, the average percentage weight in the Index is 1%).

This quarterly examination will result in an index rebalancing if it is determined that: (1) the current weight of the single largest market capitalization component security is greater than 24% or (2) the “collective weight” of those component securities, the individual current weights of which are in excess of 4.5%, when added together, exceed 48%. In addition, Nasdaq may conduct a special rebalancing at any time if it is determined to be necessary to maintain the integrity of the Index.

If either one or both of these weight distribution requirements are met upon quarterly review, or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest component security exceeds 24%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by a sufficient amount for the adjusted weight of the single largest component security to be set to 20%. Second, relating to weight distribution requirement (2) above, for those component securities whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48%, then the weights of all Large Stocks will be scaled down proportionately towards 1% by a sufficient amount for the “collective weight,” so adjusted, to be set to 40%.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-10

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

The following graph shows the daily historical performance of the Index in the period from January 1, 2016 through October 8, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 30,725.81.

Historical Performance of the Index

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This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Index.

License Agreement

We or one of our affiliates have entered into a non-exclusive license agreement with Nasdaq providing for the license to us, in exchange for a fee, of the right to use the Index in connection with the notes.

The notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes. The Corporations make no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the Index to track general stock market performance. The Corporations’ only relationship to CIBC (the “Licensee”) is in the licensing of the Nasdaq-100®, Nasdaq 100 Index® and Nasdaq® trademarks or service marks, and certain trade names of the Corporations and the use of the Index which is determined, composed and calculated by Nasdaq without regard to the Licensee or the notes. Nasdaq has no obligation to take the needs of the Licensee or the owners of the notes into consideration in determining, composing or calculating the Index. The Corporations are not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-11

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will in turn purchase the notes from BofAS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.

We will pay a fee to a broker dealer in which an affiliate of BofAS has an ownership interest for providing certain services with respect to this offering, which will reduce the economic terms of the notes to you.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-12

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-9 of product supplement EQUITY MLI-1 and “Use of Proceeds” on page S-15 of prospectus supplement.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-13

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act; and (f) is not an entity in respect of which CIBC or any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of, loans or otherwise transfers the note is a “specified entity”, and is not a “specified entity” in respect of such a transferee, in each case, for purposes of the Hybrid Mismatch Rules, as defined below (a “Non-Resident Holder”).  Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that no amount paid or payable to a holder described herein will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of the rules in the Canadian Tax Act with respect to “hybrid mismatch arrangements” (the “Hybrid Mismatch Rules”). Investors should note that the Hybrid Mismatch Rules are highly complex and there remains significant uncertainty as to their interpretation and application.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-14

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “U.S. Federal Income Tax Summary” in product supplement EQUITY MLI-1, which you should carefully review prior to investing in the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year. Non-U.S. holders should consult the section entitled “U.S. Federal Income Tax Summary—Non-U.S. Holders” in product supplement EQUITY MLI-1.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying product supplement. Such alternate treatments could include a requirement that a holder accrue ordinary income over the life of the notes or treat all gain or loss at maturity as ordinary gain or loss. For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “U.S. Federal Income Tax Summary” of the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

With respect to the discussion in the product supplement regarding “dividend equivalent” payments, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the applicability dates of the Treasury regulations to provide that withholding on dividend equivalent payments paid or deemed paid will not apply to specified ELIs that are not delta-one instruments and that are issued through 2028.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Validity of the Notes

In the opinion of Blake, Cassels & Graydon LLP, as Canadian counsel to CIBC, the issue and sale of the notes has been duly authorized by all necessary corporate action of CIBC in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of CIBC, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signature, and to such counsel’s reliance on CIBC and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated March 5, 2026, which has been filed as Exhibit 5.2 to CIBC’s Registration Statement on Form F-3 filed with the SEC on March 5, 2026.

In the opinion of Mayer Brown LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by this term sheet and the accompanying product supplement, prospectus supplement and prospectus, the notes will constitute valid and binding obligations of CIBC, entitled to the benefits of the indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and such counsel’s reliance on CIBC and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2026, which has been filed as Exhibit 5.1 to CIBC’s Registration Statement on Form F-3 filed with the SEC on March 5, 2026.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-15

Bear Market-Linked One Look Notes with a Dual Directional Buffer Linked to the Nasdaq-100 Index®, due January 3, 2028

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Bear Market-Linked One Look Notes with a Dual Directional Buffer	TS-16